Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                (305) 500-4210

Ryder Reports Record Second Quarter 2015 Results

•	Record Q2 Comparable EPS from Continuing Operations Up 15% to $1.65

•	Record Q2 EPS from Continuing Operations of $1.61 Increase 13%

•	Record Q2 Operating Revenue of $1.4 Billion Grows 6%

•	Total Revenue Declines 1% to $1.7 Billion, from Lower Fuel Costs Passed Through to Customers

MIAMI, July 23, 2015 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported record second quarter comparable earnings reflecting continued strong performance in Fleet Management Solutions (FMS) and improved performance in Supply Chain Solutions (SCS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended June 30 were as follows:

(in millions)	Earnings			Diluted EPS
	2015	2014	Change	2015	2014	Change
GAAP	$86.2	75.7	14%	$ 1.61	1.42	13%
Non-operating pension costs	2.7	0.8		0.05	0.02
Other items	(0.7)	−		(0.01)	−
Comparable	$ 88.2	76.5	15%	$ 1.65	1.44	15%

The Company reported record second quarter operating revenue (revenue excluding all fuel and subcontracted transportation), reflecting higher full service lease revenue, growth in commercial rental revenue, as well as new business and increased volumes in SCS and Dedicated Transportation Solutions (DTS), partially offset by negative impacts from foreign exchange. Second quarter total revenue declined primarily due to lower fuel prices passed through to customers, partially offset by higher operating revenue. Operating and total revenue for the three months ended June 30 were as follows:

(in millions)	Operating Revenue				Total Revenue
	2015	2014	Change	Change excl. FX	2015	2014	Change
Total	$ 1,392.6	1,315.6	6%	8%	$ 1,662.9	1,684.6	(1%)
FMS	$ 959.1	907.9	6%	8%	$ 1,149.3	1,181.2	(3%)
DTS	$ 176.8	166.9	6%	6%	$ 223.5	234.0	(4%)
SCS	$ 320.1	301.1	6%	9%	$ 396.9	393.6	1%

Commenting on the Company’s second quarter performance, Ryder Chairman and CEO Robert Sanchez said, “We delivered a quarter of solid operating revenue growth across all segments of our business. We realized strong operating leverage with 15% comparable earnings growth on a 6% operating revenue increase, driven by both Fleet Management Solutions and Supply Chain Solutions. Our better-than-expected earnings performance in the quarter was primarily driven by Supply Chain Solutions. In Fleet Management Solutions, we saw continued strong growth in our lease fleet, which increased by 6,000 vehicles from a year ago, and grew 1,300 units from the first quarter. We realized our third consecutive quarter of record sales for our full service lease product, reflecting both customers new to outsourcing and further penetration within existing accounts. Rental performance was also strong, driven by both higher demand and pricing, particularly in the U.S., which saw revenue growth of 13%. Our SCS business has rebounded nicely with operating revenue growth from new business and higher volumes, helping to drive a significant increase in earnings. In Dedicated Transportation Solutions, we saw solid operating revenue growth during the quarter; however, earnings were impacted by higher self-insurance costs. We were also pleased that our return on capital spread has widened to a record 140 basis points, an increase of 50 basis points from last year.”

Second Quarter Business Segment Operating Results

Fleet Management Solutions
In the FMS business segment, operating revenue (revenue excluding fuel) in the second quarter of 2015 was $959.1 million, up 6% (or 8% excluding foreign exchange) compared with the year-earlier period. Total revenue in the second quarter of 2015 was $1.15 billion, down 3% compared with the year-earlier period, as the operating revenue increase was more than offset by the impact of lower fuel prices. Full service lease revenue increased 5% (or 7% excluding foreign exchange) due to fleet growth and higher prices on replacement vehicles. The number of full service lease vehicles (excluding U.K. trailers) increased by 6,000 from the year-earlier period and grew by 1,300 vehicles sequentially from the first quarter of 2015. Commercial rental revenue grew 8% (or 10% excluding foreign exchange) reflecting increased demand and higher pricing in North America. Fuel services revenue decreased 30%, primarily reflecting lower fuel prices passed through to customers.

FMS earnings before tax were $122.8 million in the second quarter of 2015, up 8% compared with $113.5 million in the same period of 2014. Increased earnings primarily reflect higher full service lease results and strong commercial rental performance, partially offset by higher spending on strategic investments largely in sales and marketing and technology in order to accelerate growth. Full service lease results benefited from fleet growth and lower depreciation associated with increased residual values. Strong commercial rental performance was driven by increased demand and higher pricing in North America, on a 6% larger average global fleet. Global rental power fleet utilization was 78.1% for the second quarter, consistent with the year-earlier period, reflecting an 80 basis point increase in power fleet utilization in the U.S. Used vehicle sales results decreased due to lower volumes sold on a smaller average inventory, partially offset by stronger pricing. FMS earnings before tax as a percentage of operating revenue were 12.8% in the second quarter of 2015, up 30 basis points from 12.5% in the same quarter a year ago.

Dedicated Transportation Solutions
In the DTS business segment, second quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation), was $176.8 million, up 6% compared with the year-earlier period. DTS operating revenue grew as a result of new business, as well as higher volumes and pricing. Total revenue in the second quarter of 2015 was $223.5 million, down 4% compared with the year-earlier period, as increased operating revenue was more than offset by declining fuel prices.

DTS earnings before tax of $12.4 million decreased 4% in the second quarter of 2015 compared with $13.0 million in 2014, as new business was more than offset by increased self-insurance costs. DTS earnings before tax as a percentage of operating revenue were 7.0% in the second quarter of 2015, down from 7.8% in the year-earlier period.

Supply Chain Solutions
In the SCS business segment, second quarter 2015 operating revenue (revenue excluding fuel and subcontracted transportation) was $320.1 million, up 6% (or 9% excluding foreign exchange) compared with the year-earlier period. SCS operating revenue grew as a result of increased volumes and new business, particularly in the consumer packaged goods and technology sectors, as well as higher pricing. Total revenue was up 1% to $396.9 million, compared with the same quarter a year ago, as increased operating revenue was partially offset by declining fuel prices passed through to customers and foreign exchange.

SCS earnings before tax of $27.7 million increased 56% in the second quarter of 2015 compared with $17.7 million in 2014 due to increased pricing, start-up costs that returned to a normalized level, and higher volumes. These improvements were partially offset by higher compensation-related expenses and foreign exchange. SCS earnings before tax as a percentage of operating revenue were 8.7% in the second quarter of 2015, up 280 basis points from 5.9% in the year-earlier period.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the second quarter of 2015, CSS costs were $62.6 million, up from $58.4 million in the year-earlier period, primarily driven by planned investments in marketing and information technology.

Income Taxes
The Company’s effective income tax rate from continuing operations for the second quarter of 2015 was 35.6% of pre-tax earnings, compared with 36.9% in the year-earlier period. The effective tax rate in the second quarter of 2015 benefited from state tax law changes, which decreased the provision for income taxes by $1.9 million (1.4% of pre-tax earnings). Excluding the impacts of tax law changes and other items, the comparable effective income tax rate for the second quarter of 2015 was 37.2% of earnings before tax, consistent with the year-earlier period.

Additional Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $4.7 million ($2.7 million after tax) or $0.05 per diluted share in the second quarter of 2015, up from $1.5 million ($0.8 million after tax) or $0.02 per diluted share in the year-earlier period. This increase was due to lower expected asset returns and new mortality assumptions adopted at year end 2014.

In the second quarter of 2015, the Company recognized a pre-tax charge of $1.9 million ($1.2 million after tax) or $0.02 per diluted share from professional fees associated with cost saving initiatives.

Capital Expenditures
Capital expenditures from continuing operations increased to $1.33 billion for the second quarter of 2015, compared with $1.26 billion in the same period of 2014. The increase in capital expenditures primarily reflects planned investments in the full service lease and commercial rental fleets. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.09 billion in 2015, up from $980 million in the same period of 2014.

Cash Flow
Operating cash flow from continuing operations through June 30, 2015 was $646 million, up from $537 million in the same period of 2014 reflecting higher earnings and lower working capital needs. Total cash generated from continuing operations (including proceeds from used vehicle sales) through June 30, 2015 was $1.05 billion, compared with $845 million in the same period of 2014. The increase in total cash generated includes a $156 million sale-leaseback transaction from April 2015. Free cash flow from continuing operations through June 30, 2015 was negative $281 million, compared with negative $410 million for the same period of 2014.

Leverage
Balance sheet debt as of June 30, 2015 increased by $342 million compared with year-end 2014, due primarily to investments in vehicles to fund growth, partially offset by a sale-leaseback transaction. Balance sheet debt to equity as of June 30, 2015 was 254% compared with 248% at year-end 2014. Total obligations to equity as of June 30, 2015 were 270% compared with 259% at year-end 2014. Total obligations to equity increased due to investments to fund growth and foreign exchange impacts. Due to the increase in leverage, the Company elected to temporarily pause the anti-dilutive share repurchase program early in the year. The Company will evaluate resumption of the program later this year. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

2015 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We expect accelerating operating revenue growth rates in both the Fleet Management Solutions and Dedicated Transportation Solutions business segments for the second half of the year. Full service lease fleet growth is expected to exceed our prior forecast and be in the range of 5,000 to 6,000 vehicles. The pilot phase of our new on-demand maintenance product has been completed. With new technologies and billing processes in place and more resources dedicated to selling, we are expanding the marketing of this offering, beginning with a targeted group of large for-hire carriers at Ryder’s annual carrier conference next month. Supply Chain Solutions operating revenue and earnings growth rates will slow in the second half of the year, due to expected network design changes and, to a lesser extent, lost business. In Dedicated Transportation Solutions, we expect high single-digit operating revenue growth in the second half of the year, with improved earnings comparisons driven by new business and lower self-insurance costs. For Ryder overall, we expect to deliver accelerating operating revenue growth, continued double-digit earnings growth, and realize a return-on-capital spread of at least 150 basis points in the second half of 2015.

“Based on these factors, we are raising the low end of our comparable full-year 2015 earnings forecast range. The new range is $6.45 to $6.55 per share, compared with a previous range of $6.40 to $6.55 per share. We have also established a third quarter comparable earnings forecast of $1.82 to $1.87 per share.”

Discussion of Potential Change in Sale-Leaseback Accounting

The Company periodically enters into sale and leaseback transactions to lower the total cost of funding and to diversify funding providers. These transactions have been treated as off-balance sheet operating leases and have been included in the Company’s reported total obligations leverage ratios.

The Company is reviewing the structure of current and prior year sale-leaseback transactions in order to determine whether the transactions, as structured, qualify for off-balance treatment. If the Company determines that the transactions do not qualify for off-balance sheet treatment, the Company would expect to report, on balance sheet, approximately $365 million of additional revenue earning equipment and debt, as of June 30, 2015 and approximately $220 million as of December 31, 2014.

If adopted, the change in accounting treatment of these transactions would not be material to the Company’s reported consolidated earnings, financial position, or operating cash flows in any individual period. Such change would impact consolidated investing and financing cash flows and free cash flow for the period in which the transactions were consummated. If the Company determines that the 2015 sale-leaseback transactions do not qualify for off-balance sheet treatment, the Company’s forecast of full-year free cash flow would be negative $630 million, as compared with a prior forecast of negative $380 million. The Company’s reported free cash flow for the six months ended June 30, 2015 would decrease from negative $281 million to approximately negative $430 million. This change would not materially impact the Company’s metrics for total obligations or total obligations to equity. The Company would not expect any adverse debt rating actions as a result of this change. Regardless of accounting treatment, these transactions remain equally beneficial to the Company’s funding costs.

Any required adjustments or related disclosures will be reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 which will be filed prior to the required filing deadline.

Supplemental Company Information

Second Quarter Net Earnings

(in millions)	Earnings		Diluted EPS
	2015	2014	2015	2014
Earnings from continuing operations	$86.2	75.7	$1.61	$1.42
Discontinued operations(1)	(0.8)	(0.3)	(0.01)	(0.01)
Net earnings	$85.4	75.4	$ 1.60	1.41

(1) Previously announced in 2009

Year-to-Date Operating Results

(in millions)	Six months ended June 30
	2015	2014	Change
Total revenue	$3,230.1	3,295.3	(2)%
Operating revenue (1)	$2,692.9	2,558.4	5%

Earnings from continuing operations	$139.6	124.8	12%
Comparable earnings from continuing operations	$145.6	125.7	16%
Net earnings	$138.3	123.6	12%

Earnings per common share (EPS) - Diluted
Continuing operations	$2.62	2.34	12%
Comparable	$2.73	2.36	16%
Net earnings	$2.59	2.32	12%

(1) Excluding all fuel and subcontracted transportation

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety, and financing options.

•	Dedicated Transportation Solutions - Ryder’s DTS business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DTS supports customers with specialized equipment or product handling needs, complex routes, rigorous service level agreements or high driver turnover.

•
Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding earnings performance, operating revenue growth in our business segments, lease fleet growth, performance in our product lines, expansion of on-demand maintenance, return on capital spread and anticipated resumption of our share repurchase program. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand or poor acceptance of higher pricing, fluctuations in market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected economic recovery in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including operating revenue, operating revenue excluding foreign exchange, comparable earnings and earnings per share, comparable earnings per share forecast, comparable earnings before income tax, comparable tax rate, adjusted return on capital (and return on capital spread), total cash generated, free cash flow, total obligations, and the ratios based on these financial measures. Refer to Appendix - Non-GAAP Financial Measures for more information about the non-GAAP financial measures contained in this presentation. Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

Beginning in 2015, in addition to excluding FMS fuel services revenue and subcontracted transportation from the calculation of operating revenue, we will also be excluding SCS and DTS fuel costs billed to customers.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, July 23, 2015, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

•
To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: PH4172159 and Passcode: RYDER.

•
To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-879-5513 (outside U.S. dial 1-402-220-4734), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

59-15

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2015 and 2014
(In millions, except per share amounts)

	Three Months		Six Months
	2015	2014	2015	2014

Lease and rental revenues	$779.0	733.8	$1,508.1	1,423.4
Services revenue	737.2	741.4	1,430.9	1,451.1
Fuel services revenue	146.7	209.4	291.1	420.7
Total revenues	1,662.9	1,684.6	3,230.1	3,295.3

Cost of lease and rental	532.3	508.1	1,051.5	1,001.1
Cost of services	603.5	625.3	1,185.8	1,231.5
Cost of fuel services	142.2	203.6	278.5	410.8
Other operating expenses	32.8	31.0	67.6	67.7
Selling, general and administrative expenses	214.9	200.4	421.5	392.1
Gains on vehicle sales, net	(33.2)	(34.4)	(62.8)	(63.2)
Interest expense	37.7	35.3	73.5	70.4
Miscellaneous income, net	(1.0)	(4.8)	(3.7)	(10.2)
	1,529.1	1,564.5	3,011.9	3,100.3

Earnings from continuing operations before income taxes	133.8	120.0	218.2	195.0
Provision for income taxes	47.7	44.4	78.6	70.3
Earnings from continuing operations	86.2	75.7	139.6	124.8
Loss from discontinued operations, net of tax	(0.8)	(0.3)	(1.3)	(1.2)
Net earnings	$85.4	75.4	$138.3	123.6

Earnings (loss) per common share - Diluted
Continuing operations	$1.61	1.42	$2.62	2.34
Discontinued operations	(0.01)	(0.01)	(0.03)	(0.02)
Net earnings	$1.60	1.41	$2.59	2.32

Earnings per share information - Diluted
Earnings from continuing operations	$86.2	75.7	$139.6	124.8
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.2)	(0.3)	(0.4)	(0.6)
Earnings from continuing operations available to common stockholders	$85.9	75.4	$139.2	124.2

Weighted-average shares outstanding - Diluted	53.3	53.0	53.2	53.1

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.61	1.42	$2.62	2.34
Non-operating pension costs	0.05	0.02	0.10	0.05
Professional fees	0.02	—	0.04	—
Benefit from tax law change	(0.03)	—	(0.03)	(0.03)
Comparable EPS from continuing operations *	$1.65	1.44	$2.73	2.36

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	June 30, 2015	December 31, 2014

Assets:
Cash and cash equivalents	$73.4	50.1
Other current assets	1,062.6	1,026.1
Revenue earning equipment, net	7,507.9	6,994.4
Operating property and equipment, net	707.9	699.6
Other assets	940.4	905.7
	$10,292.1	9,676.0

Liabilities and shareholders' equity:
Current liabilities	1,180.8	1,081.4
Total debt	4,854.9	4,512.5
Other non-current liabilities (including deferred income taxes)	2,342.2	2,262.6
Shareholders' equity	1,914.2	1,819.5
	$10,292.1	9,676.0

SELECTED KEY RATIOS AND METRICS

	June 30, 2015	December 31, 2014

Debt to equity	254%	248%
Total obligations to equity *	270%	259%
Effective interest rate (average cost of debt)	3.2%	3.2%

	Six months ended June 30,
	2015	2014

Cash provided by operating activities from continuing operations	$646.2	536.5
Free cash flow *	(280.9)	(410.4)
Capital expenditures paid	1,329.2	1,255.2

Capital expenditures (accrual basis)	$1,454.0	1,256.7
Less: Proceeds from sales (primarily revenue earning equipment)	(368.2)	(277.2)
Net capital expenditures	$1,085.8	979.6

	Twelve months ended June 30,
	2015	2014

Return on average shareholders' equity	12.2%	14.4%
Return on average assets	2.4%	2.9%
Adjusted return on capital *	6.0%	5.7%
Weighted average cost of capital	4.6%	4.8%
Return on capital spread **	1.4%	0.9%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
** Non-GAAP financial measure. Return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended June 30, 2015 and 2014
(Dollars in millions)

	Three Months			Six Months
	2015	2014	B(W)	2015	2014	B(W)

Total Revenue:
Fleet Management Solutions:
Full service lease	$595.7	566.1	5%	$1,172.8	1,118.3	5%
Contract maintenance	49.0	46.3	6%	94.9	89.9	6%
Contractual revenue	644.7	612.4	5%	1,267.7	1,208.3	5%
Commercial rental	239.1	221.7	8%	444.1	411.9	8%
Contract-related maintenance	56.5	56.5	—%	109.7	112.6	(3)%
Other	18.8	17.3	8%	36.7	35.1	5%
Fuel services revenue	190.3	273.3	(30)%	378.3	548.5	(31)%
Total Fleet Management Solutions	1,149.3	1,181.2	(3)%	2,236.5	2,316.3	(3)%
Dedicated Transportation Solutions	223.5	234.0	(4)%	436.2	450.0	(3)%
Supply Chain Solutions	396.9	393.6	1%	768.0	774.9	(1)%
Eliminations	(106.9)	(124.2)	14%	(210.6)	(245.9)	14%
Total revenue	$1,662.9	1,684.6	(1)%	$3,230.1	3,295.3	(2)%

Operating Revenue: *
Fleet Management Solutions	$959.1	907.9	6%	$1,858.2	1,767.8	5%
Dedicated Transportation Solutions	176.8	166.9	6%	342.6	323.2	6%
Supply Chain Solutions	320.1	301.1	6%	615.5	585.6	5%
Eliminations	(63.3)	(60.3)	(5)%	(123.5)	(118.2)	(4)%
Operating revenue	$1,392.6	1,315.6	6%	$2,692.9	2,558.4	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$122.8	113.5	8%	$212.7	190.5	12%
Dedicated Transportation Solutions	12.4	13.0	(4)%	21.4	21.7	(1)%
Supply Chain Solutions	27.7	17.7	56%	43.4	30.8	41%
Eliminations	(11.6)	(10.5)	(10)%	(23.1)	(20.2)	(15)%
	151.4	133.7	13%	254.4	222.9	14%
Unallocated Central Support Services	(10.9)	(12.1)	10%	(22.9)	(23.0)	—%
Non-operating pension costs	(4.7)	(1.5)	(204)%	(9.6)	(4.9)	(97)%
Restructuring and other charges, net	(1.9)	—	NM	(3.8)	—	NM
Earnings from continuing operations before income taxes	133.8	120.0	11%	218.2	195.0	12%
Provision for income taxes	47.7	44.4	(7)%	78.6	70.3	(12)%
Earnings from continuing operations	$86.2	75.7	14%	$139.6	124.8	12%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended June 30, 2015 and 2014
(Dollars in millions)

	Three Months			Six Months
	2015	2014	B(W)	2015	2014	B(W)

Fleet Management Solutions

Total revenue	$1,149.3	1,181.2	(3)%	$2,236.5	2,316.3	(3)%
Fuel services revenue(a)	(190.3)	(273.3)	(30)%	(378.3)	(548.5)	(31)%
Operating revenue *	$959.1	907.9	6%	$1,858.2	1,767.8	5%

Segment earnings before income taxes	$122.8	113.5	8%	$212.7	190.5	12%

Earnings before income taxes as % of total revenue	10.7%	9.6%		9.5%	8.2%

Earnings before income taxes as % of operating revenue *	12.8%	12.5%		11.4%	10.8%

Dedicated Transportation Solutions

Total revenue	$223.5	234.0	(4)%	$436.2	450.0	(3)%
Subcontracted transportation	(14.5)	(23.2)	(37)%	(29.2)	(39.4)	(26)%
Fuel costs(a)	(32.2)	(43.9)	(27)%	(64.4)	(87.4)	(26)%
Operating revenue *	$176.8	166.9	6%	$342.6	323.2	6%

Segment earnings before income taxes	$12.4	13.0	(4)%	$21.4	21.7	(1)%

Earnings before income taxes as % of total revenue	5.6%	5.6%		4.9%	4.8%

Earnings before income taxes as % of operating revenue *	7.0%	7.8%		6.2%	6.7%

Supply Chain Solutions

Total revenue	$396.9	393.6	1%	$768.0	774.9	(1)%
Subcontracted transportation	(59.8)	(66.6)	(10)%	(118.0)	(136.6)	(14)%
Fuel costs(a)	(17.0)	(25.9)	(34)%	(34.5)	(52.8)	(35)%
Operating revenue *	$320.1	301.1	6%	$615.5	585.6	5%

Segment earnings before income taxes	$27.7	17.7	56%	$43.4	30.8	41%

Earnings before income taxes as % of total revenue	7.0%	4.5%		5.6%	4.0%

Earnings before income taxes as % of operating revenue *	8.7%	5.9%		7.0%	5.3%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended June 30,		Six months ended June 30,		Change 2015/2014
	2015	2014	2015	2014	Three Months	Six Months

Full service lease
Average fleet count	127,700	123,100	127,100	123,100	4%	3%
End of period fleet count	128,700	123,000	128,700	123,000	5%	5%
Miles/unit per day change - % (a)	0.2%	1.3%	0.2%	0.8%

Commercial rental
Average fleet count	42,300	39,900	41,300	39,100	6%	6%
End of period fleet count	43,700	40,700	43,700	40,700	7%	7%
Rental utilization - power units	78.1%	78.3%	75.8%	76.0%	(20) bps	(20) bps
Rental rate change - % (b)	3.7%	5.4%	4.2%	5.0%

Customer vehicles under
contract maintenance
Average fleet count	43,500	39,400	43,100	38,400	10%	12%
End of period fleet count	42,000	39,700	42,000	39,700	6%	6%

Customer vehicles under
on-demand maintenance (c)
Fleet serviced during the period	8,300	6,500	12,600	10,900	28%	16%

DTS
Average fleet count (d)	7,400	7,000	7,300	6,900	6%	6%
End of period fleet count(d)	7,400	7,000	7,400	7,000	6%	6%

SCS
Average fleet count (d)	5,700	5,600	5,700	5,600	2%	2%
End of period fleet count(d)	5,900	5,500	5,900	5,500	7%	7%

Used vehicle sales (UVS)
Average UVS inventory	6,100	6,800	5,800	7,200	(10)%	(19)%
End of period fleet count	5,900	6,300	5,900	6,300	(6)%	(6)%
Used vehicles sold	4,700	5,500	9,000	11,100	(15)%	(19)%
UVS pricing change - % (e)
Tractors	10%	15%	12%	8%
Trucks	11%	16%	11%	14%
Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Total revenue	$1,662.9	1,684.6	$3,230.1	3,295.3
Fuel	(195.9)	(279.1)	(390.0)	(560.9)
Subcontracted transportation	(74.4)	(89.8)	(147.2)	(176.0)
Operating revenue *	$1,392.6	1,315.6	$2,692.9	2,558.4

REVENUE GROWTH EXCLUDING FOREIGN EXCHANGE RECONCILIATION
	Second Quarter			Year-to-Date
	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx	2015 vs 2014 Growth	Fx Impact (a)	Growth excl Fx

RSI Operating Revenue	6%	(2)%	8%	5%	(2)%	7%
FMS Operating Revenue	6%	(2)%	8%	5%	(2)%	7%
SCS Operating Revenue	6%	(3)%	9%	5%	(3)%	8%
Full Service Lease Revenue	5%	(2)%	7%	5%	(2)%	7%
Commercial Rental Revenue	8%	(2)%	10%	8%	(2)%	10%

DEBT TO EQUITY RECONCILIATION	June 30, 2015	% to Equity	December 31, 2014	% to Equity

On-balance sheet debt	$4,854.9	254%	$4,512.5	248%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(b)	318.6		193.4
Total obligations *	$5,173.5	270%	$4,705.8	259%

CASH FLOW RECONCILIATION	Six months ended June 30,
	2015	2014

Net cash provided by operating activities from continuing operations	$646.2	536.5
Proceeds from sales (primarily revenue earning equipment)	211.8	277.2
Proceeds from sale and leaseback of revenue earning equipment	156.4	—
Collections on direct finance leases	33.9	32.4
Other	—	(1.3)
Total cash generated *	1,048.3	844.8
Capital expenditures	(1,329.2)	(1,255.2)
Free cash flow *	$(280.9)	(410.4)

Note:

(a) FX impact was calculated by dividing the results for the current and prior year periods by the exchange rates in effect on
June 30, 2014, which was the last day of the prior year period, rather than the actual exchange rates in effect as of
June 30, 2015.
(b) Discounted at the incremental borrowing rate at lease inception.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2015	2014

Net earnings (12-month rolling period)	$233.4	259.3
+ Restructuring and other items	118.7	1.8
+ Income taxes	126.6	139.3
Adjusted earnings before income taxes	478.7	400.3
+ Adjusted interest expense (a)	149.2	141.4
- Adjusted income taxes	(225.3)	(192.4)
= Adjusted net earnings for ROC (numerator)	$402.7	349.4

Average total debt	$4,627.5	4,247.2
Average off-balance sheet debt	195.5	105.7
Average shareholders' equity	1,888.3	1,801.7
Adjustment to equity (b)	17.8	(1.6)
Adjusted average total capital (denominator)	$6,729.1	6,153.0

Adjusted ROC *	6.0%	5.7%
Notes:
(a) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(b) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Six Months
	2015			2015
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,662.9	—	$1,662.9	$3,230.1	—	$3,230.1

Cost of lease and rental	532.3	—	532.3	1,051.5	—	1,051.5
Cost of services	603.5	—	603.5	1,185.8	—	1,185.8
Cost of fuel services	142.2	—	142.2	278.5	—	278.5
Other operating expenses	32.8	—	32.8	67.6	—	67.6
Selling, general and administrative expenses (a)(b)	214.9	(6.6)	208.2	421.5	(13.4)	408.1
Gains on vehicle sales, net	(33.2)	—	(33.2)	(62.8)	—	(62.8)
Interest expense	37.7	—	37.7	73.5	—	73.5
Miscellaneous income, net	(1.0)	—	(1.0)	(3.7)	—	(3.7)
	1,529.1	(6.6)	1,522.5	3,011.9	(13.4)	2,998.5
Earnings from continuing operations before income taxes	133.8	6.6	140.4	218.2	13.4	231.5
Provision for income taxes (c)	(47.7)	(4.6)	(52.3)	(78.6)	(7.4)	(85.9)
Earnings from continuing operations	86.2	2.0	88.2	139.6	6.0	145.6

Tax rate on continuing operations	35.6%		37.2%	36.0%		37.1%

Earnings per common share - Diluted:
Continuing operations	$1.61	0.04	$1.65	$2.62	0.11	$2.73

	Three Months			Six Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,684.6		$1,684.6	$3,295.3		$3,295.3

Cost of lease and rental	508.1	—	508.1	1,001.1	—	1,001.1
Cost of services	625.3	—	625.3	1,231.5	—	1,231.5
Cost of fuel services	203.6	—	203.6	410.8	—	410.8
Other operating expenses	31.0	—	31.0	67.7	—	67.7
Selling, general and administrative expenses (a)	200.4	(1.5)	198.9	392.1	(4.9)	387.3
Gains on vehicle sales, net	(34.4)	—	(34.4)	(63.2)	—	(63.2)
Interest expense	35.3	—	35.3	70.4	—	70.4
Miscellaneous income, net	(4.8)	—	(4.8)	(10.2)	—	(10.2)
	1,564.5	(1.5)	1,563.0	3,100.3	(4.9)	3,095.4
Earnings from continuing operations before income taxes	120.0	1.5	121.6	195.0	4.9	199.9
Provision for income taxes (c)	(44.4)	(0.7)	(45.1)	(70.3)	(3.9)	(74.2)
Earnings from continuing operations	75.7	0.8	76.5	124.8	0.9	125.7

Tax rate on continuing operations	36.9%		37.1%	36.0%		37.1%

Earnings per common share - Diluted:
Continuing operations	$1.42	0.02	$1.44	$2.34	0.02	$2.36
Notes regarding adjustments:

(a)
Non-operating pension costs, which include amortization of actuarial loss, interest cost, expected return on plan assets and pension settlement charges. Second quarter and full year 2015 include non-operating pension costs of ($4.7) and ($9.6), respectively. Second quarter and full year 2014 include non-operating pension costs of ($1.5) and ($4.9), respectively.

(b)	Second quarter and full year 2015 include professional fees of ($1.9) and ($3.8), respectively.
(c)	Tax impact of comparable earnings items; 2014 also included benefit of tax law change in the state of New York.
* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST AND OTHER INFORMATION - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Third Quarter 2015	Full Year 2015
EPS from continuing operations	$1.77 - 1.82	$6.22 - 6.32
Non-operating pension costs	0.05	0.21
Benefit from tax law change	—	(0.03)
Restructuring and other charges, net	—	0.05
Comparable EPS from continuing operations forecast*	1.82 - 1.87	6.45 - 6.55

	Three Months		Six Months
	2015	2014	2015	2014
Depreciation expense	$269.1	257.2	$531.5	506.0
Subcontracted transportation	$(74.4)	(89.8)	$(147.2)	(176.0)

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.